Exhibit 99.1

Assurant Announces Completion of Sale of Employee Benefits Business

NEW YORK, March 1, 2016-Assurant, Inc. (NYSE:AIZ) today announced it closed the sale of its employee benefits business to Sun Life Assurance Company of Canada, the wholly-owned subsidiary of Sun Life Financial Inc. (TSX: SLF) (NYSE: SLF), for approximately $940 million, subject to adjustments in accordance with the terms of the agreement.

“The sale of Assurant Employee Benefits marks an important achievement in our multi-year transformation to build a stronger Assurant as we continue to sharpen our focus on risk management solutions for the housing and lifestyle markets,” said Alan B. Colberg, president and CEO of Assurant. “We thank and recognize all of the employee benefits’ employees for their important contributions to Assurant throughout the years.”

On Sept. 9, 2015, Assurant announced that it had entered into a definitive agreement to sell its employee benefits business to Sun Life Financial. The sale will generate approximately $1 billion of net proceeds inclusive of capital releases, subject to regulatory approvals, during 2016.

The sale is structured as a combination of reinsurance agreements and sale of certain legal entities and assets. Barclays Capital served as financial advisor and Willkie Farr & Gallagher LLP as legal advisor to Assurant.

About Assurant
A global provider of specialty protection products and related services, Assurant (NYSE:AIZ) safeguards clients and consumers against risk. A Fortune 500 company, Assurant partners with clients who are leaders in their industries to provide consumers peace of mind and financial security. Our diverse range of products and services includes: mobile device protection products and services; extended service products and related services for consumer electronics, appliances and vehicles; pre-funded funeral insurance; lender-placed homeowners insurance; property preservation and valuation services; flood insurance; renters insurance and related products; debt protection administration; credit insurance; and, manufactured housing homeowners insurance.

With approximately $30 billion in assets and $8 billion in annual revenue, Assurant operates primarily through its Assurant Solutions and Assurant Specialty Property business segments. Through the Assurant Foundation, established more than 30 years ago, the company and its employees are dedicated to supporting and partnering with organizations that improve communities. Visit www.assurant.com and follow us on Twitter @AssurantNews.

Media Contact:
Vera Carley
Assistant Vice President, External Communication
Phone: 212.859.7002
vera.carley@assurant.com

Investor Relations Contact:
Suzanne Shepherd
Assistant Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com